Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Legend International Holdings, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1 (File No. 333-152691) for Legend International Holdings Inc. of our report dated March 18, 2013, relating to the consolidated balance sheet of Legend International Holdings, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2012 and 2011 and the cumulative amounts from inception, January 5, 2001 through December 31, 2012 which appears in such Registration Statement.  We also consent to the reference to our Firm under the caption “Experts”.

/s/	PKF O’Connor Davies
A Division of O’Connor Davies, LLP

New York, NY
August 29, 2013